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                                                                    EXHIBIT 10.2


                                SHARING AGREEMENT


         This Sharing Agreement (this "Agreement") is entered into as of the 30th day of August, 2001 between TeraForce Technology Corporation, a Delaware corporation ("TF"), Intelect Network Technologies Company, a Nevada corporation ("INT"), and Intelect Technologies Inc., a Delaware corporation (the "Corporation").

         WHEREAS, TF and Singapore Technologies Electronics Limited, a Singapore corporation ("STE"), entered into that certain Agreement to Form Joint Venture dated August 17, 2001 (the "Agreement to Form Joint Venture"); and

         WHEREAS, this Agreement is entered into pursuant to the Agreement to Form Joint Venture;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         "Additional Sum" is defined in Section 4.1.

         "Agreement" is defined in the preamble to this Agreement.

         "Agreement to Form Joint Venture" is defined in the recitals to this Agreement.

         "Assets" means the assets of INT listed on Exhibit A to the Bill of Sale.

         "Bill of Sale" has the meaning set forth in the Agreement to Form Joint Venture.

         "Cash Equivalent" is defined in Section 4.2.

         "Corporation" means Intelect Technologies Inc., a Delaware corporation.

         "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

         "INT" is defined in the preamble to this Agreement.

         "Leased Facility" is defined in Section 2.3.

         "STE" is defined in the recitals to this Agreement.

         "TF" is defined in the preamble to this Agreement.




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                                   ARTICLE II

                     SHARING OF PROCEEDS; SALE OF INVENTORY

         Section 2.1 Sharing of Proceeds. On the date hereof, INT has sold the Assets to the Corporation pursuant to the Bill of Sale. In connection with the sale and purchase of the Assets, the Corporation shall pay INT a portion of the sales proceeds with respect to the inventories set forth on Schedule 2.1 (excluding sales of any such inventory described in Section 2.1(c) below) as follows:

                  (a) The Corporation shall make payment to INT (only if the calculation described in this Section 2.1(a) produces a positive number) on January 30, 2002, of an amount equal to (1) the product of 60% multiplied by the value, as set forth on Schedule 2.1, of inventories used by the Corporation during the period beginning on the date hereof through December 31, 2001, less (2) $1,500,000, less (3) any amounts owed by TF under Section 4.1 of the Transition Services Agreement; and

                  (b) On each July 31 and January 31 thereafter, beginning July 31, 2002, the Corporation shall pay to INT (only if the calculation described in this Section 2.1(b) produces a positive number) (1) the product of 60% multiplied by the value, as set forth on Schedule 2.1, of inventories used by the Corporation during the period beginning on the date hereof through the immediately preceding June 30 or December 31, as the respective case may be, less (2) $1,500,000, less (3) any amounts owed by TF under Section 4.1 of the Transition Services Agreement, less (4) prior payments made by the Corporation to INT under this Section 2.1;

provided, that if for any such period the aggregate amount owed by TF under
Section 2.1 of the Transition Services Agreement exceeds 60% of the value, as set forth on Schedule 2.1, of the inventories used, then TF shall pay the Corporation the difference. Such payments to INT shall continue until all inventories on Schedule 2.1 have been sold or used in the Corporation's business. In connection with each payment due hereon, the Corporation shall provide to INT such report as INT shall reasonably request of the inventories consumed during such period and sufficient detail of the balance of the inventories remaining in the Corporation's possession. INT shall have the right to audit such report at its own expense at reasonable times upon reasonable notice to the Corporation.

                  (c) Following the date hereof, INT or TF may publicly offer to all existing or prior customers of INT to sell spare parts included in the inventory described on Schedule 2.1(a) at such prices equal to cost plus 30%. All receivables for inventory described on Schedule 2.1(a) and sold within 60 days of the date hereof shall belong entirely to INT and shall be remitted to INT within five business days of receipt. Any inventory utilized to satisfy such sales shall not be considered used by the Corporation for the purposes of Section 2.1(a) or (b) above.

         Section 2.2 Sale of Inventory. The Corporation may sell the inventories set forth on Schedule 2.2, and the Corporation shall be entitled to retain all such sales proceeds.

         Section 2.3 Real Property Lease. INT and TF shall allow the Corporation to occupy INT's leased facilities located at 1225 Commerce Drive in Richardson, Texas or at another mutually agreed upon location (the "Leased Facility") for the remainder of INT's lease. The Corporation shall remit to TF within 10 days of invoicing thereof the full amount of all direct costs incurred by TF with respect to the Leased Facility, including, but not limited to, all payments charged under the lease governing the Leased Facility, taxes, utilities, maintenance costs and security.



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                                   ARTICLE III

                                EMPLOYEE MATTERS

         Section 3.1 Option Plan. Subject to the approval by the Corporation's Board of Directors, the Corporation shall establish within a reasonable period of time hereafter an Employee Stock Option Plan pursuant to which options to purchase up to 1,000 shares of Common Stock may be issued to the Corporation's employees. The Corporation shall not issue options to any employee unless the employee has agreed in writing to be bound by transfer restrictions on the options and shares underlying the options similar to those in the Stockholders Agreement dated the date hereof among the Corporation, TF and STE.

         Section 3.2 Employees. The Corporation shall extend employment offers to the persons listed on Schedule 3.2. TF shall use its commercially reasonable efforts to facilitate the transfer of the employment of the persons listed on
Schedule 3.2 to the Corporation. The Corporation shall provide benefits (vacation, health and other insurance, severance, retirement, etc.) comparable to that currently provided by INT.

         Section 3.3 Benefit Plans. INT transfers plan sponsorship of the INT 401(k) Plan Intelect Network Technologies Corporation 401K Profit Sharing Plan to the Corporation effective as of the date hereof. INT shall transfer all amounts deducted from employees of INT's pay to the INT 401(k) Plan Trust The Guardian Life Insurance Corporation as soon as practicable following the date hereof. INT shall not be responsible for any employee contributions or loan payments deducted from the INT employees' pay for any period on or after the closing date. The Corporation shall assume all responsibilities as the plan sponsor and employer of the employees transferred with respect to the Intelect Network Technologies Corporation 401K Profit Sharing Plan on or after the closing date. INT shall terminate the trustee whom it appointed and shall assist in appointing the trustee selected by the Corporation. The Corporation and INT shall execute any and all documents reasonably necessary to effect the intent of this agreement. The Corporation shall assume the responsibility for all reporting and disclosure requirements related to the INT 401(k) plan and for any health and welfare or fringe benefit plan for any plan year beginning in 2001 or ending after the closing date. INT and the Corporation shall cooperate in working toward the transfer of any insured employee benefit plans to the Corporation and in obtaining the insurance company's consent to transfer, if required. TF shall indemnify, defend and hold harmless the Corporation, the Corporation's affiliates and Corporation delegates and their respective past, present and future officers, directors, employees, agents and representatives, without limitation, from and against any and all losses arising before the date hereof resulting from any claim made in connection with, or related to, the Intelect Network Technologies Corporation 401K Profit Sharing Plan.

         Section 3.4 Retained Employees. The Corporation acknowledges that TF may, as a result of TF's prior hiring of employees of INT ("Retained Employees") and prior involvement with INT's OmniLynx business, use and disclose the knowledge and experience retained in the unaided memories of the Retained Employees or employees TF and its subsidiaries generally, so long as such use or disclosure does not involve any direct competition with the Corporation prohibited by Section 6.1 of the Agreement to Form Joint Venture and so long a such use does not infringe upon any patent, trademark, copyright or other licensed right to the intellectual property conveyed to the Corporation by TF.

         Section 3.5 Unrelated Technology. The parties agree that TF and its subsidiaries (other than INT) may engage in research and product development in the general area of optical networking that is not competitive with the OmniLynx line of products formerly marketed by INT and the next generation OmniLynx, identified as the OL2400 in INT marketing literature and the OmniLynx OL-2400 Initial Product Requirements dated January 20, 2000 (i.e., from OC-48/STM-16, OC-12/STM-4, and OC-3/STM-1 bandwidth grooming to the DS1 and DS0). Further, the conveyance of the intellectual property assets forming a part of the Assets will not include any other rights to optical networking solutions developed in the future by TF or its subsidiaries.



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                                   ARTICLE IV

                                 ADDITIONAL SUM

         Section 4.1 Additional Sum Payable. The parties hereto agree that INT will receive an additional sum for the sale of INT's intellectual property to the Corporation included in the Bill of Sale (the "Additional Sum"). A description of the intellectual property sold is set forth on Schedule 4.1. The Additional Sum payable to INT hereunder shall be in the amount of $750,000. The Corporation shall make semi-annual additional sum payments to INT commencing on January 1, 2002 and continuing through June 1, 2002, and if needed, in the following years in the same manner, until the Additional Sum is paid in full.

         Section 4.2 Payment Formula. The amount of the semi-annual payments will be determined as follows: payments will only be made if and only to the extent that the Corporation's cash and cash equivalents (determined in accordance with U.S. generally accepted accounting principles applied on a consistent basis) exceed on average $2,000,000 over a period of 30 calendar days preceding the date the semi-annual payment is due. The semi-annual payment amount shall be the amount by which said 30-day average cash and fixed deposits with financial institutions, cash in bank accounts and short-term investments (collectively, "Cash Equivalents") exceeds $2,000,000 until the Additional Sum is paid in full.

         All parties hereto hereby agree that any failure or inability at any point in time by the Corporation to pay to INT any part of or the whole of the Additional Sum herein shall not prejudice, impair, affect or defeat the validity of the Corporation's right, title, and interest in and to the said intellectual property which right, title and interest shall have passed absolutely to the Corporation under the aforementioned Bill of Sale upon the Closing Date as specified in the Agreement to Form Joint Venture dated August 17, 2001.

         Section 4.3 Audit Rights. INT and its designated financial representative shall have the right to audit the books and records of the Corporation on an annual basis, upon reasonable notice and at the Corporation offices, in order to determine the Corporation's compliance with this Additional Sum payable.

                                    ARTICLE V

                                ACCESS TO RECORDS

         Section 5.1 Access to Records. For a period of 10 years from the date hereof, the Corporation shall retain the books and records (including optically, digitally or electronically stored data) of INT relating to the Assets and shall, upon reasonable notice, allow the officers, employees and authorized agents and representatives of TF reasonable access (including the right to make, at TF's expense, photocopies), during normal business hours to such books and records. The Corporation shall give TF reasonable notice prior to destroying or discarding any such books and records (including optically, digitally or electronically stored data), and, if TF so requests, the Corporation shall allow TF to take possession of such books and records (including optically, digitally or electronically stored data) prior to the destruction or discarding thereof.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.1 Expenses. The Corporation shall reimburse each of STE and TF for its reasonable out-of-pocket fees and expenses incurred in connection with the formation of the Corporation (including legal and accounting fees and expenses) subject to a total cap for all start-up expenses of $100,000; provided, that STE and TF present to the Corporation invoices or other reasonable evidence of such



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expenses. The Corporation's start-up expenses (as mutually agreed to between TF and STE) will be paid out of the $100,000 before reimbursement of TF's and STE's expenses. If after payment of the Corporation's start-up expenses, STE's and TF's claimed reimbursements exceed the remaining portion of the $100,000, each of TF and STE will receive a pro rata portion (based on their claimed expenses) of the remaining funds.

         Section 6.2 Press Releases; Publicity. Each of the parties to this Agreement agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of any stock exchange upon which the securities of one of the parties or its affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by applicable law or the rules and regulations of any stock exchange upon which the securities of one of the parties or its affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement.

         Section 6.3 Further Agreements. TF, INT and the Corporation agree to use their good faith efforts to complete and execute, as soon as practicable following the execution of this Agreement, all documentation necessary, appropriate or desirable to carry out the transactions agreed to by the parties in this Agreement.

         Section 6.4 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED IN SUCH STATE. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Dallas County, for the purposes of any action arising out of this Agreement, or the subject matter hereof or thereof brought by any other party.

         Section 6.5 Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement is not assignable without the prior written consent of the other party hereto.

         Section 6.6 Entire Agreement; Amendment. This Agreement (including the exhibits and schedules attached hereto) and the other documents delivered pursuant hereto and referenced herein constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede any prior or contemporaneous, written or oral agreements or discussions between the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

         Section 6.7 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

         Section 6.8 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered by hand, messenger, telecopy or regularly scheduled overnight courier, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.



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                        If to TF or INT:      TeraForce Technology Corporation
                                              1240 Campbell Road
                                              Richardson, Texas 75081
                                              Attn: Robert P. Capps
                                              Fax:  (469) 330-4972

                         with a copy to:      Haynes and Boone, LLP
                                              1600 N. Collins, Suite 2000
                                              Richardson, Texas 75080
                                              Attn: William L. Boeing
                                              Fax:  (972) 692-9053

                  If to the Corporation:      Intelect Technologies Inc.
                                              1225 Commerce Drive
                                              Richardson, Texas 75081
                                              Attn: President
                                              Fax:  (972) 367-2200

         Section 6.9 Delays or Omissions. Except as otherwise provided herein to the contrary, no delay or omission to exercise any right, power or remedy inuring to any party upon any breach or default of any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies either under this Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

         Section 6.10 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to the extent necessary to permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         Section 6.12 Titles and Subtitles. The titles of the articles, sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         Section 6.13 Dollar Amounts. All dollar amounts in this Agreement shall be in United States dollars.

         Section 6.14 Intellectual Property Representation.

         (a) TF represents that, to TF's knowledge, the Intellectual Property (defined below) being transferred to the Corporation do not infringe upon the intellectual property rights owned by any third party, and that TF has not received notice of any adverse claim that the Assets being transferred to the Corporation infringe the intellectual property rights of any third party. "Intellectual Property" means the OmniLynx line of products formerly marketed by INT and the next generation OmniLynx, identified as the OL2400 in INT marketing literature and the OmniLynx OL-2400 Initial Product Requirements dated January 20, 2000 (i.e., from OC-48/STM-16, OC-12/STM-4, OC-3/STM-1 bandwidth grooming to the DS1 and DS0), including, without limitation, the items described on the attached Schedule 4.1.



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         (b) INT owns all Intellectual Property, and such rights will become the valid rights of the Corporation upon the consummation of the transactions contemplated hereby.

         (c) To our knowledge, neither INT nor TF has any obligation to compensate any person for the use of any Intellectual Property, and neither has granted to any person any license, option, or other rights to use in any manner any of the Intellectual Property, whether requiring the payment of royalties or not, other than licenses in the ordinary course of business. No person, to the knowledge of INT or TF, is infringing upon the Intellectual Property.

         (d) INT/TF will indemnify and hold harmless the Corporation from and against any and all claims, demands, proceedings and judgments made or asserted within two (2) years of the date of this agreement against the Corporation ( and any costs and expenses incurred by the Corporation, including reasonable attorneys' fees ) in respect of any act(s) of infringement or alleged infringement, of any patent held by a third party relating to any product(s) incorporating the Intellectual Property as produced under the product designed as of the date hereof, and limited to the products incorporating the Intellectual Property. The liability of INT/TF under this indemnity shall not exceed $750,000 in the aggregate.

         If any action or claim is brought against the Corporation in respect of which indemnity maybe sought against INT/TF pursuant to the preceding paragraph, the Corporation shall promptly, and within fifteen (15) days of actual knowledge thereof, notify INT/TF in writing of the institution of such action or claim and if, in the reasonable good faith judgment of the Corporation, there is a reasonable possibility that the total loss and expense to the Corporation will not exceed $750,0000, INT/TF shall have the right to assume the defense of such action or claim and the obligation to employ counsel and pay all expenses. Any failure or delay to so notify INT/TF will relieve INT/TeraForce of any obligation hereunder. In addition, the Corporation shall have the right to employ its own counsel in any such case. Anything in this paragraph to the contrary notwithstanding, neither INT/TF nor the Corporation shall be liable for any settlement or action effected without their written consent.


                                    * * * * *



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         This Agreement has been executed and delivered as of the date first written above.


                                          TERAFORCE TECHNOLOGY CORPORATION


                                          By:  /s/ Robert P. Capps
                                               -------------------
                                               Name:   Robert P. Capps
                                               Title:  Executive Vice President



INTELECT NETWORK TECHNOLOGIES COMPANY


                                          By:  /s/ Robert P. Capps
                                               -------------------
                                               Name:   Robert P. Capps
                                               Title:  Executive Vice President




INTELECT TECHNOLOGIES INC.


                                          By:  /s/  Darly G. Lewellyn
                                               ----------------------
                                               Name:   Daryl G. Lewellyn
                                               Title:  President and Secretary